UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 16, 2009

FORCE ENERGY CORP.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-52494
(Commission File Number)

Not Applicable
(IRS Employer Identification No.)

708 11th Ave SW, Suite 219, Calgary, Alberta, Canada T2R 0E4
(Address of principal executive offices and Zip Code)

403-718-9842
Registrant's telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement

Force Energy Corp. (“Force”) has entered into a share issuance agreement with Villa Atmu S.A. dated for reference November 16, 2009, pursuant to which Villa Atmu agreed to advance to Force up to US$5,000,000 in exchange for shares of common stock of Force.

Under the terms of the agreement, any cash advances requested by Force must be in the minimum amount of US$100,000. In consideration of each advance, Force agrees to issue common shares in the capital of Force at a price equal to 80% of the volume weighted average of the closing price of common stock, for the (10) ten banking days immediately preceding the date of the notice requesting the advance, as quoted on Yahoo! Finance or such other source as may be agreed to by Force and Villa Atmu. The issuance of the shares is subject to the parties entering into a subscription agreement in a form acceptable to both parties and in compliance with applicable securities laws.

Force agreed to use the capital from advances to fund exploration activities and for general corporate purposes. Also, pursuant to the terms of the agreement, Force agreed that during the two year period following execution of the agreement, they would not discuss, negotiate or engage any investment or corporate finance agreements without the consent of Villa Atmu, subject to Villa Atmu’s decision not to exercise this right due to market conditions. Force further agreed not to engage in any debt financings during the two year term following execution of the agreement without the consent of Villa Atmu.

A copy of the Share Issuance Agreement is attached hereto as Exhibit 10.1 hereto.

Item 9.01Finanical Statements and Exhibits

(d) Exhibits

Exhibit No.	Description of Exhibit

10.1	Share Issuance Agreement dated for reference November 16, 2009 between Force Energy Corp. and Villa Atmu S.A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORCE ENERGY CORP.

/s/ Rahim Rayani
Rahim Rayani
President

Date: November 23, 2009